                     UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.  20549

                        FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF
REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES
EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934.

                                 Commission File Number  0-23368
                                                         -------


           PERPETUAL MIDWEST FINANCIAL, INC.
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  (Exact name of registrant as specified in charter)

                  700 1ST AVENUE NE
               CEDAR RAPIDS, IOWA  52401
                    (319) 366-1851
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             COMMON STOCK, $.01 PAR VALUE
   ------------------------------------------------------------
     (Title of each class of securities covered by this Form)

                         NONE
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [x]          Rule 12h-3(b)(1)(i)   [ ]
Rule 12g-4(a)(1)(ii)     [ ]          Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(2)(i)      [ ]          Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(ii)     [ ]          Rule 12h-3(b)(2)(ii)  [ ]
                                      Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date: NONE

   Pursuant to the requirements of the Securities Exchange
Act of 1934, COMMERCIAL FEDERAL CORPORATION AS SUCCESSOR ISSUER
TO PERPETUAL MIDWEST FINANCIAL, INC. has caused this certification/notice to be signed on behalf by the undersigned duly authorized person.


Date: 6/18/98                   By:/s/ Gary L. Matter
      ------                       ---------------------------
                                   Gary L. Matter
                                   Senior Vice President,
                                   Controller and Corporate
                                   Secretary
Instruction:  This form is required by Rules 12g-4, 12h-3
and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of
which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the
signature.